NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE
November 4, 2009

Petroleum Development Corporation Announces 2009 Third Quarter Results: Strong Cash Flow from Hedging Activity; Liquidity Remains Strong

DENVER, CO, November 4, 2009: Petroleum Development Corporation (“PDC”, “the Company”) (NASDAQ:PETD) today reported its 2009 third quarter and first nine months operating and financial results.

The Company reported a net loss for the third quarter ended September 30, 2009 of $24.5 million, or a $1.44 loss per diluted share, compared with a September 30, 2008 quarterly net income of $126.9 million, or $8.55 per diluted share.  The net loss for the third quarter 2009 was due to a $35.0 million net decrease in the non-cash mark to market value of the Company’s derivative contracts.  This unrealized loss was partially offset by a realized gain of $23.2 million during the quarter, resulting in a net loss on derivatives positions in the third quarter 2009 of $11.8 million, compared to a net gain of $166.7 million in the same third quarter period of 2008.  Adjusted net income (loss), a non-GAAP measure defined below under Non-GAAP Financial Measures, for the third quarter of 2009 was a net loss of $2.8 million, or a $0.16 loss per diluted share.

Third quarter 2009 production increased 7.5% compared to the same period in 2008, to 10.9 Bcfe from 10.2 Bcfe, and was entirely organic from the development of existing core operating areas.  During the third quarter 2009 the Company drilled 21.0 total net wells compared to 93.7 total net wells drilled in the same 2008 period.

Adjusted cash flow from operations, a non-GAAP measure defined below under Non-GAAP Financial Measures, for the third quarter 2009 was $37.3 million, or $2.20 per diluted share, compared to $59.1 million, or $3.98 per diluted share for the third quarter of 2008.  The decrease was primarily the result of a commodity price decline of approximately 59% over the corresponding period of 2008.

During the third quarter 2009, PDC issued common equity of approximately 4.3 million shares for net proceeds of approximately $48.5 million.  The proceeds were used to reduce borrowings on the Company’s credit facility.  The offering provided the Company improved leverage and coverage metrics, greater liquidity in the event of a prolonged depressed commodity price environment, and financial flexibility to pursue strategic objectives.

Richard W. McCullough, Chairman and Chief Executive Officer, stated, “Earlier this week PDC announced the creation of an Appalachian joint venture (“JV”) with Lime Rock Partners.  The new strategic JV, named PDC Mountaineer, LLC, will be principally focused on the development of the Marcellus Shale play.  The JV provides us an opportunity to accelerate the growth and visibility of PDC’s Marcellus Shale position, and affords the opportunity for significant economic scale and repeatability for long term growth.  Partnering with Lime Rock provides the growth capital required to increase production, develop low cost reserves, and grow our acreage position in the Marcellus fairway.  The Company’s strong hedge position in the third quarter continued to protect our cash flows and related capital program and our quarterly results remained consistent with our guidance.  In late October we were able to take advantage of a brief commodity price recovery by layering in hedges which will protect the pricing realized on our core production.  We entered into numerous gas and oil commodity swaps and collar hedges which moved our hedged position for both commodities to approximately 80% of projected current PDP production for the period 2010-2011.”

Adjusted net loss for the third quarter of 2009 was a net loss of $2.8 million, or a $0.16 loss per diluted share, compared to net income of $20.8 million, or $1.40 per diluted share, in the third quarter 2008. The third quarter 2009 adjusted net loss was impacted by lower commodity prices compared to the same quarter in 2008, higher general and administrative expenses, and higher DD&A expense which were partially offset by lower lifting cost and production taxes, and strong realized derivative gains.

Oil and natural gas sales revenues from the Company's producing properties for the third quarter 2009 were down 56% to $44.0 million, a decrease of $55.4 million from $99.4 million for the same 2008 period.  The average realized price of oil and gas, including realized gains and losses on derivatives, decreased approximately 37% to $6.02 per Mcfe in the third quarter 2009 compared to $9.49 in the third quarter 2008.  The average sales price for oil and natural gas, excluding realized gains and losses on derivatives, during this year’s third quarter was $4.02 per Mcfe, a decrease of approximately 59% from $9.76 per Mcfe for the same quarter 2008.

Oil and gas production and well operations costs, including production taxes, decreased 33% to $15.2 million, or $1.39 per Mcfe for the third quarter 2009, compared to $22.6 million, or $2.22 per Mcfe for the third quarter of 2008.  The reduction was primarily attributable to lower oil field service and equipment costs in the Company’s producing basins, and lower production taxes during the period.  Production taxes, which fluctuate with oil and natural gas revenues, decreased $4.5 million to $2.6 million for the third quarter 2009 compared to $7.1 million for the same period of 2008.

General and administrative expenses increased to $9.6 million in the third quarter 2009 from $8.1 million in the same 2008 period.  The third quarter 2009 expense increase was primarily related to costs associated with increased staffing during the last half of 2008.

Depreciation, depletion and amortization expense for oil and gas properties for the 2009 third quarter increased to $30.3 million from $26.8 million in the respective quarter 2008.  The Company’s total DD&A expense rate for oil and gas properties increased from $2.56 per Mcfe in the 2008 third quarter to $2.74 per Mcfe in the same quarter of 2009.  This increase in oil and gas properties DD&A expense, per Mcfe, is due primarily to the downward revision of proved developed producing oil and gas reserves at year end 2008 that resulted from lower commodity prices utilized in the reserve valuation.

The Company’s exploration expense decreased from $10.2 million in the third quarter 2008 to $6.6 million in the third quarter of 2009.  The decrease was due to $3.9 million of exploration dry hole costs recognized in the third quarter 2008, partially offset by a $2.8 million impairment in the third quarter 2009.

Interest expense increased to $9.2 million in the third quarter 2009, from $7.8 million in the same period of 2008.  The third quarter 2009 expense increase was primarily the result of higher amortized borrowing costs on the Company’s revolving credit facility that was amended and extended in the second quarter 2009.

PDC offered its last sponsored drilling partnership in October 2007.  Partnership well drilling and completion activities have been completed and the Company currently does not have any plans in the foreseeable future to sponsor a drilling partnership.  The Company believed it was appropriate to treat oil and gas well drilling activities as a discontinued operation for all periods presented.  Prior period financial statements have been restated to present the activities of oil and gas well drilling operations as discontinued.  This restatement had no impact on previously reported net earnings, earnings per share or shareholders’ equity.

The following tables show the calculation of adjusted cash flow from operations, adjusted net income (loss), and EBITDA (earnings before interest, taxes, depreciation and amortization) (non-GAAP measures) (in thousands, except per share data) for the third quarters of 2009 and 2008, and for the nine months ended September 30, 2009 and 2008:

Adjusted Cash Flow from Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net cash provided by operating activities	$ 39,312	$ 36,062	$ 99,971	$ 103,792
Changes in assets and liabilities related to operations	(2,012)	23,046	14,735	54,911
Adjusted cash flow from operations	$ 37,300	$ 59,108	$ 114,706	$ 158,703
Weighted average diluted shares outstanding	16,962	14,835	15,530	14,858
Adjusted cash flow from operations, per diluted share	$ 2.20	$ 3.98	$ 7.39	$ 10.68

Adjusted Net Income (Loss)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$ (24,476)	$ 126,896	$ (63,258)	$ 72,256
Unrealized derivative loss (gain) (1)	34,973	(171,027)	95,735	(45,371)
Provision for underpayment of gas sales	-	(170)	2,581	4,025
Tax effect of above adjustments	(13,290)	65,054	(37,360)	15,711
Adjusted net income (loss)	$ (2,793)	$ 20,753	$ (2,302)	$ 46,621
Weighted average diluted shares outstanding	16,962	14,835	15,530	14,858
Adjusted diluted earnings (loss) per share	$ (0.16)	$ 1.40	$ (0.15)	$ 3.14

(1) Includes natural gas marketing activities.

EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$ (24,476)	$ 126,896	$ (63,258)	$ 72,256
Interest, net	9,013	7,666	26,784	18,646
Income taxes	(14,601)	68,233	(39,153)	37,222
Depreciation, depletion and amortization	32,277	28,645	100,465	71,881
EBITDA	$ 2,213	$ 231,440	$ 24,838	$ 200,005
Weighted average diluted shares outstanding	16,962	14,835	15,530	14,858
EBITDA per diluted share	$ 0.13	$ 15.60	$ 1.60	$ 13.46

Operations

Current 2009 drilling plans continue to be focused primarily in the Rocky Mountain Region.  Plans are to drill approximately 103 gross, 82 net, wells in the Rocky Mountain Region and the Appalachian Basin.  Exclusive of exploratory wells, through September 30, 2009, the Company has drilled 68 gross wells compared to 277 gross wells for the same 2008 period.  One drilling rig has been operating for most of the year in the Wattenberg Field.  PDC plans to continue to drill with the one rig in the oil rich sections of the field to take advantage of the relatively favorable oil prices along with high natural gas liquids and Btu content of these wells.  The JV is currently formulating an exploration plan for the Marcellus Formation in the Appalachian Basin where PDC has been an operator for over thirty years, and currently operates approximately 2,100 wells within the Marcellus fairway.  Seven vertical Marcellus wells have been drilled in West Virginia year-to-date, with plans for one additional vertical test planned this year in Pennsylvania.  Ten square miles of 3D seismic were recently shot.  Data from this shoot will be used to determine the location and drilling plan of the JV’s first horizontal Marcellus well, scheduled for the first quarter of 2010.

Drilling Activity

During the third quarter of 2009 the Company drilled 23 gross wells representing a decrease of 76% from the respective quarter of 2008.

Wells Drilled

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Rocky Mountain Region:
Wattenberg	17	16.0	36	36.0	59	53.2	116	91.3
Piceance	0	-	18	18.0	1	1.0	50	42.4
NECO	2	1.0	21	19.6	7	3.5	88	78.2
North Dakota	0	-	1	0.3	1	0.5	2	0.5
Total Rocky Mountain Region	19	17.0	76	73.9	68	58.2	256	212.4
Appalachian Basin	4	4.0	18	18.0	7	7.0	37	37.0
Michigan	0	-	1	0.8	0	0.0	2	1.6
Fort Worth Basin	0	-	1	1.0	0	-	3	3.0
Total Wells Drilled	23	21.0	96	93.7	75	65.2	298	254.0

Average Costs Related to Oil and Gas Operations (per Mcfe)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Average lifting costs	$ 0.79	$ 0.94	$ 0.79	$ 1.07
Exploration expense	$ 0.27	$ 0.75	$ 0.32	$ 0.53
(less impairment and amortization)
Depreciation, depletion and amortization	$ 2.74	$ 2.56	$ 2.83	$ 2.42
(oil and gas properties only)

The following table summarizes production by area of operation, as well as the average sales price for the third quarter and nine months ended September 30, 2009 and 2008, excluding realized and unrealized derivative gains or losses.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2009	2008	% Change	2009	2008	% Change
Natural Gas (Mcf)
Rocky Mountain Region	7,700,028	6,916,539	11.3%	23,288,344	18,389,853	26.6%
Appalachian Basin	968,494	931,150	4.0%	2,971,374	2,895,499	2.6%
Michigan Basin	390,320	391,316	-0.3%	1,042,256	1,157,659	-10.0%
Total	9,058,842	8,239,005	10.0%	27,301,974	22,443,011	21.7%

Average Sales Price	$ 2.76	$ 7.82	-64.7%	$ 2.82	$ 8.13	-65.3%

Oil (Bbls)
Rocky Mountain Region	308,512	318,722	-3.2%	989,780	826,303	19.8%
Appalachian Basin	3,338	2,467	35.3%	7,241	5,105	41.8%
Michigan Basin	697	944	-26.2%	2,275	2,775	-18.0%
Total	312,547	322,133	-3.0%	999,296	834,183	19.8%

Average Sales Price	$ 60.93	$ 108.04	-43.6%	$ 50.95	$ 104.48	-51.2%

Natural Gas Equivalents (Mcfe)*
Rocky Mountain Region	9,551,100	8,828,871	8.2%	29,227,024	23,347,671	25.2%
Appalachian Basin	988,522	945,952	4.5%	3,014,820	2,926,129	3.0%
Michigan Basin	394,502	396,980	-0.6%	1,055,906	1,174,309	-10.1%
Total	10,934,124	10,171,803	7.5%	33,297,750	27,448,109	21.3%

Average Sales Price	$ 4.02	$ 9.76	-58.8%	$ 3.84	$ 9.82	-60.9%

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Non-GAAP Financial Measures (unaudited)

This release refers to “Adjusted net income,” “Adjusted diluted earnings per share,” "Adjusted cash flow from operations" and “EBITDA” all of which are non-GAAP financial measures.  “Adjusted Net Income” is a measure defined as Net Income adjusted for unrealized gains and losses on derivatives, a provision for underpayment of gas sales, and corresponding tax impacts. Adjusted net income and adjusted diluted earnings per share exclude certain items that the Company believes affect the comparability of producing companies.  The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because: the Company uses adjusted net income to evaluate its operational trends and performance relative to other natural gas and oil producing companies; adjusted net income is more comparable to earnings estimates provided by securities analysts; items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated, accordingly, any guidance provided by the Company generally excludes information regarding these types of items. Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes it is important to consider adjusted cash flow from operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses this measure because the collection of its receivables or payment of its obligations has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by significant changes in commodity prices. EBITDA is a non-GAAP measure calculated by adding net income, interest (net), income taxes, and depreciation, depletion and amortization for the period. Management believes EBITDA is relevant because it is a measure of cash available to fund the Company’s capital expenditures and service its debt, and is a widely used industry metric which allows comparability of its results with its peers.  Adjusted cash flow from operations and EBITDA are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Oil and gas sales	$ 44,006	$ 99,422	$ 125,306	$ 265,617
Sales from natural gas marketing	12,444	53,372	47,200	107,638
Oil and gas price risk management gain (loss), net	(13,813)	169,402	(13,414)	25,294
Well operations, pipeline income, and other	2,563	3,376	8,349	8,203
Total revenues	45,200	325,572	167,441	406,752

Costs and expenses:
Oil and gas production and well operations cost	15,218	22,582	45,623	62,115
Cost of natural gas marketing	11,556	54,372	45,426	106,610
Exploration expense	6,586	10,212	15,362	17,962
General and administrative expense	9,627	8,106	36,505	27,160
Depreciation, depletion and amortization	32,277	28,645	100,465	71,881
Total costs and expenses	75,264	123,917	243,381	285,728

Gain on sale of leaseholds	-	-	120	-

Income (loss) from operations	(30,064)	201,655	(75,820)	121,024
Interest income	208	151	240	497
Interest expense	(9,221)	(7,817)	(27,024)	(19,143)
Income (loss) from continuing operations before income taxes	(39,077)	193,989	(102,604)	102,378
Provision (benefit) for income taxes	(14,601)	67,834	(39,233)	34,647
Income (loss) from continuing operations	(24,476)	126,155	(63,371)	67,731
Income from discontinued operations, net of tax	-	741	113	4,525
Net income (loss)	$ (24,476)	$ 126,896	$ (63,258)	$ 72,256

Net income (loss) per diluted common share	$ (1.44)	$ 8.55	$ (4.07)	$ 4.86

Third Quarter 2009 Earnings Conference Call

The Company will host a conference call with investors to discuss third quarter 2009 results. The Company invites you to join Richard W. McCullough, Chairman and Chief Executive Officer, Gysle R. Shellum, Chief Financial Officer, Barton R. Brookman, Senior Vice President – Exploration and Production, and Lance A. Lauck, Senior Vice president – Business Development for a conference call on Thursday, November 5, 2009, for a discussion of the results.

What:      Petroleum Development Corporation 2009 Third Quarter Earnings Conference Call

When:     Thursday, November 5, 2009, at 1:00 p.m. Eastern Standard Time

How:       Log on to the web site at www.petd.com, or dial-in:
Domestic (toll free) at 877/407-9210
International at 201/689-8049

Replay Numbers:
Domestic (toll free) at 877/660-6853
International at 201/612-7415
Account #: 286, Conference ID #: 335135

A replay of the call will be available through Friday, December 4, 2009.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. PDC is included in the S&P SmallCap 600 Index and the Russell 3000 Index of Companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding our business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements.   Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated oil and natural gas production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and our management’s strategies, plans and objectives.  However, these are not the exclusive means of identifying forward-looking statements herein.  Although forward-looking statements contained in this release reflect our good faith judgment, such statements can only be based on facts and factors currently known to us.  Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of, natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  Important factors that could cause actual results to differ materially from the forward looking statements include, but are not limited to:

•	changes in production volumes, worldwide and national demand, and commodity prices for oil and natural gas;
•	the timing and extent of our success in discovering, acquiring, developing and producing natural gas and oil reserves;
•	our ability to acquire leases, drilling rigs, supplies and services at reasonable prices;
•	the availability and cost of capital to us;
•	risks incident to the drilling and operation of natural gas and oil wells;
•	future production and development costs;
•	the availability of sufficient pipeline and other transportation facilities to carry our production and the impact of these facilities on price;
•	the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America;
•	the effect of natural gas and oil derivatives activities;
•	conditions in the capital markets; and
•	losses possible from pending or future litigation.

Further, we urge you to carefully review and consider the cautionary statements made in this release, our annual report on Form 10-K for the year ended December 31, 2008, and our other filings with the Securities and Exchange Commission (“SEC”) and public disclosures.  We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.  We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions.

CONTACT: Marti Dowling, Manager – Investor Relations, 303/831-3926, ir@petd.com

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1775 Sherman Street • Suite 3000 • Denver, Colorado • 80203-4341 • Phone: 303/860-5800
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